Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED AND THE CONVERSION SHARES WILL BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR, AT MAKER’S REQUEST, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: up to $	Dated as of February , 2024

In consideration of the mutual covenants contained herein and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by each of the parties hereto, the parties agree as follows:

Mountain & Co. I Acquisition Corp., a Cayman Islands exempted company and blank check company (“Maker”), promises to pay to the order of               (“Payee”), or order, the principal sum of up to $                and any interest accrued thereon from time to time or such lesser amount as shall remain unpaid under this Note on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.	Principal. The entire unpaid principal balance of this Note shall be payable by the Maker on the earlier of (such date, the “Maturity Date”), subject to Section 14 below, (a) the date on which Maker consummates its initial business combination and (b) the date of the liquidation of Maker; provided, however, that if an initial business combination is not consummated, this Note shall not be repaid and all amounts owed hereunder shall be forgiven except to the extent that the Maker has funds available to it outside of Maker’s trust account (the “Trust Account”) established in connection with Maker’s initial public offering (the “IPO”). The principal balance may be prepaid at any time, at the election of Maker. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker under this Note.

2.	Balance. The principal of this Note may be increased from time to time prior to the Maturity Date upon payments from time to time by Payee, in the form of unsecured loans to Maker, for deposit into the Trust Account or for working capital purposes of Maker outside of the Trust Account, as Payee may designate at the time of payment; provided, however, that the maximum principal balance (excluding, for the avoidance of doubt, accrued interest) collectively under this Note may not exceed $ .

3.	Interest. Non-compounding interest shall accrue on this Note at a rate per annum equal to 8% of the unpaid principal balance of the Note outstanding from time to time, and such interest shall be payable by the Maker on the Maturity Date.

4.	Application of Payments. Notwithstanding Section 2 above, all payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, and then to the reduction of the unpaid principal balance of this Note.

5.	Use of Proceeds. The Maker hereby represents, warrants and covenants to the Payee, that the entire principal amount will be used by the Maker solely for deposit into the Trust Account or for working capital purposes of Maker outside of the Trust Account, as the Payee may designate at the time of payment.

6.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay any principal amount or accrued interest due pursuant to this Note within five (5) business days of the Maturity Date.

(b)	Breach of Use of Proceeds. Failure by Maker to comply with the provisions of Section 5 of this Note.

(c)	Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(d)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.	Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 6(a) or Section 6(b) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of and any interest accrued on this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 6(c) or Section 6(d), the unpaid principal balance of and any interest accrued on this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8.	Enforcement Costs. In case any principal of or accrued interest on this Note is not paid when due, Maker shall be liable for all costs of enforcement and collection of this Note incurred by the Payee and any other Holders (as defined below), including but not limited to reasonable attorneys’ fees and expenses.

9.	Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

10.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder. Any failure of the Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. The Payee may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.

11.	Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

12.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

13.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.	Trust Waiver. Notwithstanding anything herein to the contrary, but subject to the following sentence of this Section 14, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the Trust Account conducted by the Maker (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement that occurred immediately prior to the closing of the IPO were deposited, as described in greater detail in Maker’s Registration Statement on Form S- 1 (333-259034) filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. Notwithstanding the foregoing, the Payee does not waive any Claims and does not waive its rights to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for distributions of remaining funds released to the Maker from the Trust Account following redemptions or other distributions to the Maker’s public shareholders.

15.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

16.	Assignment. This Note binds and is for the benefit of the successors and permitted assigns of the Maker and the Payee. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, that upon the announcement of an initial business combination of Maker, or occurrence and during the continuation of an Event of Default, Payee shall have the right to assign this Note in its discretion without the consent of Maker.

17.	Conversion.

(a)	Notwithstanding anything contained in this Note to the contrary, at Payee’s option, but not the obligation, at any time subject to and following the Maturity Date, the Payee may elect to convert any unpaid principal balance of and accrued interest on this Note or a portion thereof (unless forgiven in accordance with Section 1 above), into that number of ordinary shares of the entity that will be formed by Maker for purposes of consummating the transactions contemplated by the Maker’s business combination agreement (the “Conversion Shares”), equal to the principal amount of and accrued interest on the Note so converted multiplied by 0.3 (rounded down to the nearest whole share). The Conversion Shares shall be entitled to the registration rights set forth in Section 18 hereof.

(b)	Upon any complete or partial conversion of the principal amount of or accrued interest on this Note, (i) such principal amount or accrued interest shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Conversion Shares, (iii) Maker shall promptly deliver a new duly executed Note to Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall, at the direction of Payee, deliver to Payee (or its members or their respective affiliates or their designees) (Payee or such other persons, the “Holders”) the Conversion Shares, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and Payee and applicable state and federal securities laws.

(c)	The Holders shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Shares upon conversion of this Note pursuant hereto.

(d)	The Conversion Shares shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

18.	Registration Rights.

(a)	Reference is made to that certain Registration Rights Agreement between Maker and the parties thereto, dated as of November 4, 2021 (the “Registration Rights Agreement”). All capitalized terms used in this Section 18 but not defined herein shall have the same meanings ascribed to them in the Registration Rights Agreement.

(b)	The Holders shall be entitled to one Demand Registration, which shall be subject to the same provisions as set forth in Section 2.1 of the Registration Rights Agreement.

(c)	The Holders shall also be entitled to include the Conversion Shares in Piggyback Registrations, which shall be subject to the same provisions as set forth in Section 2.2 of the Registration Rights Agreement; provided, however, that in the event that an underwriter advises Maker that the Maximum Number of Securities has been exceeded with respect to a Piggyback Registration, the Holders shall not have any priority for inclusion in such Piggyback Registration.

(d)	Except as set forth above, the Holders and Maker, as applicable, shall have all of the same rights, duties and obligations set forth in the Registration Rights Agreement.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Mountain & Co. I Acquisition Corp.

By:
Name:
Title: